Exhibit 99.1
BREIT Appoints Wesley LePatner CEO

Frank Cohen to Retire at Year-End; Will Remain Chairman of BREIT Board

New York – August 22, 2024 – Blackstone Real Estate Income Trust, Inc. (“BREIT”) today announced that current Chief Operating Officer, Wesley LePatner, will become BREIT’s Chief Executive Officer as of January 1, 2025. She will succeed Frank Cohen, who, after nearly thirty years, plans to retire from Blackstone at year-end. Mr. Cohen will remain Chairman of BREIT’s Board of Directors.

Kathleen McCarthy and Nadeem Meghji, Global Co-Heads of Blackstone Real Estate, said: “This announcement effectuates the next stage of BREIT’s long-planned succession. We are incredibly fortunate to have a colleague of Wesley’s caliber, who has been intimately involved with BREIT since inception. Wesley will seamlessly step in at a time when real estate values have begun to recover. Frank has been a valuable partner and mentor to all of us and we are incredibly grateful for his dedication to the business.”

Jon Gray, President & COO of Blackstone, said: “For almost 30 years, Frank has been a friend, partner and enormous contributor to the success of Blackstone Real Estate. We will all miss him. We are quite pleased he will continue as Chairman of BREIT. We are confident that Wesley will continue to drive exceptional performance through her tremendous talent and sector expertise. We couldn’t be prouder of how BREIT has delivered for investors since inception seven and a half years ago.”

Ms. LePatner joined Blackstone in 2014 to spearhead the creation of the Core+ business, including the launch of all three open-ended Core+ strategies (U.S., Europe and Asia). Ms. LePatner has been integral to the success of these strategies, having helped conceive, build and operationalize BREIT as COO and a Board member.

Since joining Blackstone in 1996, Mr. Cohen has held a number of leadership positions in Blackstone Real Estate, including overseeing Americas Acquisitions, Global Head of Core+ Real Estate and Chairman and CEO of BREIT.

Ms. LePatner said: “I am honored to become CEO of BREIT. Its portfolio is over 85% concentrated in data centers, industrial and rental housing, sectors which are benefiting from megatrends and we are well-positioned to capitalize on the highly compelling opportunities in today’s market. It has been an honor to work alongside Frank since I joined Blackstone ten years ago and I wish him the best in his next chapter.”

Mr. Cohen said: “I want to express my deepest gratitude to Steve, Jon and the entire Blackstone team for creating the culture of excellence that has made this a first-rate place for our employees and investors alike. Wesley is a phenomenal leader and I look forward to seeing her continue to drive exceptional performance for BREIT’s investors.”

Since inception over seven and a half years ago, BREIT has delivered a 10% annualized net return on Class I, ~2x publicly traded REITs. BREIT’s differentiated portfolio, which is concentrated in high growth sectors including data centers, warehouses and student housing, and in fast growing Sunbelt markets, has driven this outperformance.

About Blackstone Real Estate Income Trust
Blackstone Real Estate Income Trust, Inc. (BREIT) is a perpetual-life, institutional quality real estate investment platform that brings private real estate to income focused investors. BREIT invests primarily in stabilized, income-generating U.S. commercial real estate across key property types and to a lesser extent in real estate debt investments. BREIT is externally managed by a subsidiary of Blackstone (NYSE: BX), a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has approximately $336 billion in investor capital under management. Further information is available at www.breit.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “identified,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates”, “confident,” “conviction” or other similar words or the negatives thereof. These may include financial estimates and their underlying assumptions, statements about plans, objectives, intentions, and expectations with respect to positioning, including the impact of macroeconomic trends and market forces, future operations, repurchases, acquisitions, future performance and statements regarding identified but not yet closed acquisitions. Such forward-looking statements are inherently subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in BREIT’s prospectus and annual report for the most recent fiscal year, and any such updated factors included in BREIT’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or BREIT’s public filings). Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts
Jeffrey Kauth
Jeffrey.Kauth@Blackstone.com
(212) 583-5395